--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                                          For more information contact:
                                          MARK C. BROWN, CHIEF FINANCIAL OFFICER
                                          Strayer Education, Inc.
                                          (703) 339-2558

                                          Valerie Carmello
                                          Brainerd Communicators, Inc.
                                          (212) 986-6667


                     STRAYER EDUCATION, INC. REPORTS RECORD
                 YEAR-END 2001 ENROLLMENT, REVENUES AND EARNINGS

                  -- STRAYER FOURTH QUARTER REVENUES UP 23% --
       -- STRAYER 2001 OPERATING INCOME OF $33.5M, DILUTED EPS OF $1.55 --
         -- STRAYER RECONFIRMS PREVIOUSLY ISSUED 2002 EARNINGS GUIDANCE
                              OF $1.71-1.75 EPS --
          -- STRAYER TOTAL WINTER 2002 ENROLLMENTS INCREASE OVER 17% --
              -- STRAYER WINTER 2002 ONLINE ENROLLMENTS RISE 93% --


WASHINGTON, DC, February 15, 2002---Strayer Education, Inc. (Nasdaq:STRA) (the "Company") today announced financial results for the three months and year ended December 31, 2001. Financial highlights are as follows:

THREE MONTHS ENDED DECEMBER 31

o Revenues for the three months ended December 31, 2001 increased 23.2% to $27.2 million, compared to $22.1 million for the same period in 2000, due to increased enrollment and a 5% tuition increase.

o Operating income (EBIT) rose 1.6% to $10.0 million from $9.9 million for the same period in 2000. Based on strong cost control and revenue growth, operating income margin was 36.9%, exceeding management's previously issued guidance of 35-36%. This compares to 44.8% for the same period in 2000, reflecting additional spending in 2001 to open three new campuses and to fund the Company's announced growth strategy.

o Net income was $6.4 million compared to $6.9 million for the same period in 2000, largely attributable to a reduction in investment income associated with the successful recapitalization of the Company, which used some of its cash, and a lower interest rate environment. Earnings per diluted share were $0.45 compared to $0.45 for the same period in 2000, as diluted weighted average shares outstanding decreased to 14,323,000 from 15,433,000 for the same period in 2000, reflecting shares repurchased in 2001.

YEAR ENDED DECEMBER 31

o Total revenues increased by 18.7% to $92.9 million in 2001 compared to $78.2 million for the same period in 2000, due to increased enrollment and a 5% tuition increase.

o Operating income (EBIT) rose 8.3% to $33.5 million from $30.9 million for the same period in 2000. Based on strong cost control and revenue growth, operating income margin was 36.1%, exceeding management's previously issued guidance of 35-36%. This compares to 39.5% for the same period in 2000, reflecting additional spending in 2001 to open three new campuses and to fund the Company's announced growth strategy.

o Net income increased 5.1% to $22.8 million from $21.7 million for the same period in 2000, as growth in operating income was offset by a reduction in investment income associated with the successful recapitalization of the Company and a lower interest rate environment. Earnings per diluted share rose 10.2% to $1.55 compared to $1.41 for the same period in 2000, as diluted weighted average shares outstanding decreased to 14,737,000 from 15,451,000 for the same period in 2000, reflecting shares repurchased in 2001.

Commenting on the fourth quarter and year end results, Robert S. Silberman, President and Chief Executive Officer of Strayer Education, Inc. stated, "We are extremely pleased with the progress and evolution at Strayer over the past year. During 2001, we successfully opened three new campuses and continued to grow enrollment at our mature campuses while maintaining high operating margins, and generating significant free cash flow. We also expanded our post secondary degree offerings and added asynchronous ONLINE courses. We expanded our government and corporate sponsorship activities so that we now operate under agreements with over 80 sponsors. Our senior management team has been greatly enhanced with the addition of many talented and highly qualified individuals, who have contributed to the successes thus far. Looking ahead to 2002, we believe we are on track to open two to three additional campuses and are poised for continued strong enrollment growth and financial results."

The reduction in operating margin from 2000 to 2001 was attributable to management successfully executing its announced growth strategy, including expansion of the Strayer University campus network. Strayer's 2001 results have been, and Strayer's first and second quarter 2002 results will be, affected by the costs associated with opening, outfitting, and staffing the three new campuses opened in 2001, as well as the two to three new campuses the Company has announced it intends to open in 2002. In addition, the Company has made investments to strengthen management, increase admissions staffing, improve IT infrastructure to support a growing campus network, and expand Strayer ONLINE. The Company believes that operating margins will increase in the second half of 2002 as the three new campuses opened in 2001 begin to generate positive contributions, and the Company begins to benefit from the investments made in people and infrastructure during last year.

BALANCE SHEET

At December 31, 2001, the Company had cash and cash equivalents of $57.7 million and no debt. The Company generated $27.8 million from operating activities in 2001. $6.3 million was spent on capital expenditures, including $0.8 million received for lease incentives for new campuses opened in 2001. Management focus and a larger percentage of credit card transactions led to a decline in bad debt expense from 2.7% of revenue for 2000 to 1.7% in 2001. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, also improved from 9 days in the fourth quarter of 2000 to 7 days in the same period in 2001.

STUDENT ENROLLMENT

The Company reported that Winter 2002 Quarter total enrollment at its subsidiary, Strayer University, increased 17.2% to 14,067 students compared to 12,005 for the same quarter in 2001. Enrollment at mature campuses (those in operation greater than three years) grew modestly to 9,927 students from 9,896. Enrollments at new campuses (those in operation three years or less) increased 107% to 918 students from 443. Strayer ONLINE enrollments increased 93% to 3,222 students from 1,666. Total students taking courses online (including students at bricks and mortar campuses taking at least one ONLINE course) in the Winter 2002 Quarter is 4,260. Across the Strayer University campus network, new student enrollments increased 17.0% and continuing student enrollments increased 17.2%.

Mr. Silberman continued, "Strayer experienced enrollment growth in all areas including new campuses, mature campuses and ONLINE and we are particularly pleased at the strong growth of our asynchronous ONLINE programs."

EXPANDED ONLINE COURSE OFFERINGS

Earlier in the year, Strayer University began an asynchronous course pilot program, which featured five classes in the initial Summer 2001 Quarter rollout, and increased to 18 classes in the Fall 2001 Quarter and 63 in the Winter 2002 Quarter. The University plans to offer 120 asynchronous classes in the Spring 2002 Quarter, and all required courses for its degree programs will be available asynchronously by the Fall 2002 Quarter.

CORPORATE/GOVERNMENT SPONSORSHIPS

During the fourth quarter, Strayer University added a new sponsorship agreement with the U. S. Department of Energy, bringing the total number of corporate/government sponsorship arrangements to 81.

NORTH CAROLINA EXPANSION

The Company continued its activities to obtain regulatory approval for its plans to open two to three new campuses in North Carolina in 2002. During the fourth quarter, Strayer hosted a Review Team visit from the State of North Carolina regulatory authorities and has completed submission of all required information to the State.

PURCHASE OF BUILDINGS

The Company also recently exercised an option to purchase for cash three leased campus facilities - Washington, DC, Manassas, VA and Woodbridge, VA - for a total cost of $12 million. The purchase allows the Company to acquire high quality properties in good locations for an attractive price and to better utilize its excess cash in this low interest rate environment.

BUSINESS OUTLOOK

The Company also reconfirms its guidance given in November 2001 for fiscal year 2002 in the following ranges: $108 - $112 million in revenue vs. $93 million in 2001, 34 - 35% operating income margin vs. 36.1% in 2001 and $1.71 - $1.75 fully diluted EPS, vs. $1.55 in 2001 using 14.5 million weighted average diluted shares outstanding and assuming a slight increase in short term interest rates. Due to the previously described impacts of the Company's growth and investment strategy, coupled with reduced investment income, the Company estimates first quarter fiscal 2002 diluted EPS will be in the range of $0.47 - $0.49 vs. $0.50 net of a one time gain for the same period in 2001.

In calculating fully diluted EPS for purposes of providing this forecast, the Company included the 930,000 stock options granted in 2001 under the Company's employee stock option plan. These stock options vest over the next three to four years and were granted primarily to new management hires following the recapitalization last spring, in order to align their long-term interests with shareholders as a part of the Company's announced growth strategy.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss their fourth quarter and year-end 2001 earnings on February 15th at 10:00 a.m. EST. To participate on the live call, investors should dial 800-633-8684 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to www.companyboardroom.com or www.streetevents.com approximately 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at 800-633-8284 or 858-812-6440; pass code 19885208 for 48 hours and on the web site thereafter.

Strayer Education, Inc. (Nasdaq: STRA) (www.strayeredu.com) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University (www.strayer.edu) is a proprietary institution of higher learning which offers undergraduate and graduate degree programs in accounting, business and information technology to more than 14,000 working adults at 17 campuses in Maryland, Virginia, Washington, DC and via the Internet through Strayer ONLINE. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. By constantly adapting to the latest techniques and technologies used in business, we provide our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, competitive factors, risks associated with the opening of new campuses and the timing of related regulatory approvals and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             For the three months ended                  For the year ended
                                                      December 31,                           December 31,
                                          ---------------------------------      ---------------------------------
                                                                      %                                       %
                                           2000          2001       Change        2000          2001       Change
                                          -------       -------    --------      -------       -------    --------
Revenues                                  $22,070       $27,184      23.2%       $78,214       $92,876      18.7%
                                          -------       -------                  -------       -------

Costs and expenses:
Instructional and educational               7,623         9,580      25.7%        28,187        33,699      19.6%
Selling and promotion                       2,027         3,849      89.9%         8,480        12,576      48.3%
General and administrative                  2,540         3,713      46.2%        10,620        13,094      23.3%
                                          -------       -------                  -------       -------
                                           12,190        17,142      40.6%        47,287        59,369      25.6%
                                          -------       -------                  -------       -------

Income from operations                      9,880        10,042       1.6%        30,927        33,507       8.3%
Operating Income Margin                      44.8%         36.9%                    39.5%         36.1%

Investment and other income                 1,515           384     -74.7%         4,756         3,791     -20.3%
                                          -------       -------                  -------       -------
Income before income taxes                 11,395        10,426      -8.5%        35,683        37,298       4.5%

Provision for income taxes                  4,500         4,010     -10.9%        13,974        14,489       3.7%
                                          -------       -------                  -------       -------
Net income                                  6,895         6,416      -7.0%        21,709        22,809       5.1%

Preferred stock dividends
and accretion                                  --         2,058                       --         5,010
                                          -------       -------                  -------       -------
Net income available to
common stockholders                        $6,895        $4,358     -36.8%       $21,709       $17,799     -18.0%
                                           ======        ======                  =======       =======
Basic net income per share                  $0.45         $0.52      15.9%         $1.42         $1.62      14.1%
                                           ======        ======                  =======       =======
Diluted net income per share                $0.45         $0.45       0.3%         $1.41         $1.55      10.2%
                                           ======        ======                  =======       =======

         ( % change based on unrounded actual numbers)

                         STRAYER EDUCATION, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                          (AMOUNTS IN THOUSANDS)

                                  ASSETS
                                                                     At December 31,
                                                                 ------------------------
                                                                   2000           2001
                                                                 ---------      ---------
Current assets:
     Cash and cash equivalents                                   $  25,190      $  57,659
     Investment in marketable securities                             5,918             --
     Short-term investments - restricted                             1,008          1,046
     Tuition receivable - net                                       15,264         19,012
     Other current assets                                              757            879
                                                                 ---------      ---------
     Total current assets                                           48,137         78,596

Student loan receivable - net                                        7,288          8,392
Property & equipment - net                                          19,469         23,100
Investment in marketable securities                                 43,982             --
Other assets                                                           263            400
                                                                 ---------      ---------
Total assets                                                     $ 119,139      $ 110,488
                                                                 =========      =========

               LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                            $     769      $     792
     Accrued expenses                                                1,325          1,652
     Dividends payable                                                 995          1,855
     Unearned tuition                                               17,983         23,204
     Income taxes payable                                              323          1,247
                                                                 ---------      ---------
Total current liabilities                                           21,395         28,750
                                                                 ---------      ---------

Long-term liabilities                                                   --            763

Mandatorily redeemable preferred stock                                  --        148,347

Stockholders' equity (deficit):
     Common stock                                                      153             83
     Additional paid-in-capital                                     33,119          1,759
     Retained earnings (accumulated deficit)                        64,069        (69,214)
     Accumulated other comprehensive income                            403             --
                                                                 ---------      ---------
Total stockholders' equity (deficit)                                97,744        (67,372)
                                                                 ---------      ---------
Total liabilities & stockholders' equity                         $ 119,139      $ 110,488
                                                                 =========      =========

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                                     For the year ended
                                                                           December 31,
                                                                   -------------------------
                                                                     2000            2001
                                                                   ---------       ---------
Cash flow from operating activities:
Net income                                                         $  21,709       $  22,809
Adjustments to reconcile net income to net cash:
     Depreciation and amortization                                     2,063           2,643
     Provision for student loan losses                                   172             196
     Deferred income taxes                                              (147)            144
     Gain on sale of marketable securities                                --            (887)
Changes in assets and liabilities:
     Short-term investments - restricted                                 (49)            (38)
     Tuition receivable, net                                            (267)         (3,748)
     Other current assets                                                 42            (145)
     Other assets                                                         56              --
     Accounts payable                                                    279              23
     Accrued expenses                                                    902             327
     Income taxes                                                        906           2,600
     Unearned tuition                                                  2,612           5,221
Student loans originated                                              (5,499)         (7,313)
Collections on student loans receivable                                4,475           6,013
                                                                   ---------       ---------
Net cash provided by operating activities                             27,254          27,845
                                                                   ---------       ---------
Cash flows from investing activities:
     Purchases of property and equipment                              (4,388)         (6,274)
     Purchases of marketable securities                              (14,157)             --
     Maturities of and proceeds from marketable securities             9,462          50,126
                                                                   ---------       ---------
Net cash provided by (used in) investing activities                   (9,083)         43,852
                                                                   ---------       ---------
Cash flows from financing activities:
     Exercise of stock options                                           591           1,495
     Lease incentives                                                     --             763
     Repurchase of common stock                                       (2,029)       (179,375)
     Dividends paid                                                   (3,756)         (5,064)
     Issuance of preferred stock                                          --         150,000
     Costs of tender offer and issuance of preferred stock                --          (7,047)
                                                                   ---------       ---------
     Net cash used in financing activities                            (5,194)        (39,228)
                                                                   ---------       ---------
Net increase in cash and cash equivalents                             12,977          32,469
Cash and cash equivalents -- beginning of year                        12,213          25,190
                                                                   ---------       ---------
Cash and cash equivalents -- end of year                           $  25,190       $  57,659
                                                                   =========       =========